SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2011

COLUMBUS MCKINNON CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK
(State or other jurisdiction of incorporation)

0-27618	16-0547600
(Commission File Number)	(IRS Employer Identification No.)

140 JOHN JAMES AUDUBON PARKWAY, AMHERST, NEW YORK	14228-1197

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: (716) 689-5400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with its previously announced private placement of $150 million in aggregate principal amount of its 7.875% Notes due 2019 (the “Notes”), Columbus McKinnon Corporation (the “Company”) entered into a Purchase Agreement (the “Agreement”), dated as of January 13, 2011, among the Company, Credit Suisse Securities (USA) LLC,  Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several purchasers named therein (the “Purchasers”).  Pursuant to the terms of the Agreement, the Company agreed to sell the Notes to the Purchasers, and the Purchasers agreed to purchase the Notes as provided therein.

The Purchase Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Purchasers party to the Purchase Agreement against certain liabilities arising out of or in connection with sale of the Notes, and for customary contribution provisions in respect of those liabilities. Affiliates of certain underwriters are lenders under the Company’s Credit Facility and, as such, may receive a portion of the proceeds from the sale of the Notes. From time to time in the ordinary course of their respective businesses, certain of the Purchasers and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with the Company and its affiliates for which they have received or will receive customary fees and commissions.

The foregoing description of the material terms of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Purchase Agreement as defined in Item 1.01 above

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBUS McKINNON CORPORATION

By:	/s/ Karen L. Howard
Name:	Karen L. Howard
Title:	Vice President and Chief Financial Officer (Principal Financial Officer)

Dated:  January 18, 2011

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Purchase Agreement as defined in Item 1.01 above